Sky Petroleum to Present at Dutton Associates' "RECOGNIZING OPPORTUNITY" SmallCap Conference in San Francisco, March 28, 2006

AUSTIN, TX -- 03/21/2006 -- Sky Petroleum, Inc. (OTC BB: SKPI), an oil and gas exploration company, will present at Dutton Associates' "Recognizing Opportunity" SmallCap Conference. Sky Petroleum, along with a select group of emerging growth companies in a variety of sectors, including energy, alternative energy, technology, security, financial services, and consumer products, will update investment professionals on business activities, trends and current developments. Participating at the conference on behalf of the company will be Daniel Meyer, president and Michael Noonan, vice president corporate.

The conference will take place at St. Regis Hotel in San Francisco on Tuesday, March 28 from 7:45 a.m. to 5 p.m. Sky Petroleum will make one ten-minute presentation in the morning, which will be webcast and available on March 28, 2006 and thereafter on www.jmdutton.com. In the afternoon, Sky Petroleum will present to small, informal groups of investment professionals during two break-out sessions. For more conference information and registration, visit www.jmdutton.com.

About Sky Petroleum

Sky Petroleum (OTC BB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

About Dutton Associates

Dutton Associates, an international issuer-paid equity research firm, offers independent, fundamental research on over 120 small cap public companies. The company's 29 analysts are primarily CFA charterholders with, on average, over 20 years of experience at the major securities firms. For more information, visit www.jmdutton.com.

Contact:
Michael Noonan
512-437-2582
mnoonan@skypete.com

Media Contact:
Clint Woods
713-627-2223
cwoods@piercom.com